Exhibit 99.22

                              ASSIGNMENT OF OPTION



     WHEREAS, on July 8, 2003, I entered into an option agreement (the "Option Agreement") with Samuel C. Johnson, as trustee of the Samuel C. Johnson 1988 Trust Number One (the "Trust Number One");

     WHEREAS, pursuant to the Option Agreement, I have the right to purchase 485,000 Class A shares of Johnson Outdoors, Inc., a Wisconsin corporation (the "Option Assets"), from Trust Number One prior to January 7, 2005;

     WHEREAS, pursuant to paragraph 3 of the Option Agreement, I may assign my right to exercise the option granted under the Option Agreement, in whole or in part, to trusts for the benefit of any one or more of Samuel C. Johnson's descendants; and

     WHEREAS, I desire to assign all of my rights under the Option Agreement to Johnson Bank, as trustee of the Helen P. Johnson-Leipold Third Party Gift and Inheritance Trust.

     NOW, THEREFORE: I hereby assign, transfer and convey all of my rights under the Option Agreement to Johnson Bank, as trustee of the Helen P. Johnson-Leipold Third Party Gift and Inheritance Trust.

Dated:   December 31, 2004.



                                             /s/ Helen P. Johnson-Leipold
                                       -----------------------------------------
                                                 Helen P. Johnson-Leipold





The undersigned accepts the foregoing assignment as of the date last above written.



                                       HELEN P. JOHNSON-LEIPOLD THIRD PARTY GIFT
                                       AND INHERITANCE TRUST

                                       JOHNSON BANK, trustee


                                        /s/ Brian L. Lucareli
                                       -----------------------------------------
                                       Brian L. Lucareli, Senior Vice President